UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 1, 2004

JUPITERMEDIA CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	000-26393	06-1542480
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

23 Old Kings Highway South, Darien, CT	06820
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (203) 662-2800

Not Applicable

(Former name or former address, if changed since last report)

Item 2.	Acquisition or Disposition of Assets.

On April 1, 2004, the Registrant acquired substantially all of the assets (the “Acquisition”) of Comstock, Inc., a Delaware corporation (“Comstock”), pursuant to an Asset Purchase Agreement, dated April 1, 2004, among the Registrant, Comstock and, with regard to certain provisions, certain stockholders of Comstock named therein.

The closing of the Acquisition was initially reported by the Registrant in a Current Report on Form 8-K filed on April 2, 2004. This amendment is being filed to amend and restate Items 7(a) and 7(b) of such report in their entirety.

Item 7.	Financial Statements and Exhibits

(a) Financial Statements of Business Acquired:

The financial statements of Comstock, Inc. and the report of Mazars LLP, the independent public accountants relating to such financial statements, are attached hereto.

(b) Pro Forma Financial Information:

The unaudited pro forma condensed financial statements of the Registrant attached hereto are not necessarily indicative of the results that actually would have been attained if the acquisition had been in effect on the dates indicated or which may be attained in the future. Such statements should be read in conjunction with the historical financial statements of the Registrant and Comstock, Inc.

(c) Exhibits:

2.1	Asset Purchase Agreement, dated as of April 1, 2004, by and among Jupitermedia Corporation, Comstock, Inc. and, with regard to certain provisions, Henry Scanlon, Matthias Bowman, Judy Curiale, Michael Stuckey and Edward Gronske*

99.1	Press Release, dated April 2, 2004, of Jupitermedia Corporation*

*	Previously filed in the Current Report on Form 8-K filed by the Registrant on April 2, 2004.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

JUPITERMEDIA CORPORATION

By	/s/ Christopher S. Cardell

Christopher S. Cardell President and Chief Operating Officer

Date: April 9, 2004

INDEPENDENT AUDITORS’ REPORT

TO THE BOARD OF DIRECTORS AND STOCKHOLDERS

COMSTOCK, INC. AND SUBSIDIARIES

We have audited the accompanying consolidated balance sheets of Comstock, Inc. and Subsidiaries (the “Company”) as of December 31, 2003 and 2002, and the related consolidated statements of income, cash flows, and stockholders’ equity for the years then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Comstock, Inc. and Subsidiaries at December 31, 2003 and 2002, and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

MAZARS LLP

New York, N.Y.

April 1, 2004

Comstock, Inc. and Subsidiaries

Consolidated Balance Sheets

December 31, 2002 and 2003

(in thousands, except share and per share amounts)

	December 31,
	2002	2003
ASSETS
Current assets:
Cash and cash equivalents	$1,450	$1,766
Accounts receivable, less allowance for doubtful accounts of $58 and $134, respectively	363	639
Prepaid expenses and other	211	174

Total current assets	2,024	2,579

Property and equipment, net	1,198	1,075
Photographic and imagery costs, net	637	623
Other assets	25	27

Total assets	$3,884	$4,304

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Line of credit	$250	$—
Accounts payable—trade	335	102
Accrued expenses	655	578
Other liabilities	216	205

Total current liabilities	1,456	885

Commitments and contingencies

Stockholders’ equity:
Common stock, $.01 par value per share, 10,000,000 shares authorized, and 2,480,000 shares issued	25	25
Additional paid-in capital	3,211	3,211
Retained earnings	431	1,549
Treasury stock, 720,000 shares, at cost	(1,250)	(1,250)
Accumulated other comprehensive income (loss)	11	(116)

Total stockholders’ equity	2,428	3,419

Total liabilities and stockholders’ equity	$3,884	$4,304

The accompanying notes are an integral part of these consolidated financial statements.

Comstock, Inc. and Subsidiaries

Consolidated Statements of Income

For the Years Ended December 31, 2002 and 2003

(in thousands)

	Years Ended December 31,
	2002	2003
Net revenues	$10,400	$10,426
Cost of revenues	1,004	853

Gross profit	9,396	9,573

Operating expenses:
Advertising, promotion and selling	777	727
General and administrative	6,492	6,929
Depreciation and amortization	544	537

Total operating expenses	7,813	8,193

Operating income	1,583	1,380

Other expenses (income):
Interest expense	10	5
Interest income	(29)	(8)
Foreign exchange (income) loss	323	(142)

Total other expenses (income)	304	(145)

Income before provision for income taxes	1,279	1,525
Provision for income taxes	120	32

Net income	$1,159	$1,493

The accompanying notes are an integral part of these consolidated financial statements.

Comstock, Inc. and Subsidiaries

Consolidated Statements of Stockholders’ Equity

For the Years Ended December 31, 2002 and 2003

(In thousands, except share amounts)

	Comprehensive (Loss) Income	Number of Shares Issued	Common Stock	Additional Paid-In Capital	Retained Earnings (Accumulated Deficit)	Treasury Stock	Accumulated Other Comprehensive Income	Total Stockholders’ Equity
Balance at December 31, 2001	—	2,480,000	$25	$3,211	$(728)	$—	$(93)	$2,415
Net income—year ended December 31, 2002	$1,159	—	—	—	1,159	—	—	1,159
Foreign currency translation adjustment—year ended December 31, 2002	104	—	—	—	—	—	104	104

Comprehensive income	$1,263

Purchase of treasury stock		—	—	—	—	(1,250)	—	(1,250)

Balance at December 31, 2002		2,480,000	25	3,211	431	(1,250)	11	2,428
Net income—year ended December 31, 2003	$1,493	—	—	—	1,493	—	—	1,493
Foreign currency translation adjustment—year ended December 31, 2003	(127)	—	—	—	—	—	(127)	(127)

Comprehensive income	$1,366

Cash dividends		—	—	—	(375)	—	—	(375)

Balance at December 31, 2003		2,480,000	$25	$3,211	$1,549	$(1,250)	$(116)	$3,419

The accompanying notes are an integral part of these consolidated financial statements.

COMSTOCK, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years Ended December 31,
	2002	2003
Cash flows from operating activities:
Net income	$1,159	$1,493
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	544	537
Bad debt expense (recovery)	(188)	77
Changes in other operating assets and liabilities:
Accounts receivable	235	(354)
Prepaid expenses and other	158	35
Accounts payable	88	(233)
Accrued expenses	537	(88)

Net cash provided by operating activities	2,533	1,467

Cash flows from investing activities:
Cost of producing photographs and imageries	(351)	(77)
Purchase of property and equipment	(946)	(322)
Proceeds from sale of assets	3	—

Net cash used in investing activities	(1,294)	(399)

Cash flows from financing activities:
Repayments of short-term borrowings	(150)	(250)
Treasury stock purchase	(1,250)	—
Cash dividends	—	(375)

Net cash used in financing activities	(1,400)	(625)

Effect of exchange rate changes on cash and cash equivalents	104	(127)

Net (decrease) increase in cash and cash equivalents	(57)	316

Cash and cash equivalents at beginning of year	1,507	1,450

Cash and cash equivalents at end of year	$1,450	$1,766

Supplemental disclosures of cash flows information:
Cash paid during the year for:
Interest	$10	$5

Income taxes	$132	—

The accompanying notes are an integral part of these consolidated financial statements.

Comstock, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2002 and 2003

1.    BASIS OF PRESENTATION

Comstock, Inc. (“Comstock”) and its wholly-owned subsidiaries are in the business of producing original imagery that is licensed by commercial concerns primarily in the advertising, graphic arts, and publishing industries. Comstock delivers its product in various media including CD ROMs on-line digital files and traditional duplicate transparencies. References to the “Company” refer to the consolidated entity.

The consolidated financial statements include the accounts of Comstock and its wholly-owned subsidiaries, Comstock Photofile Limited (Canada), Comstock S.A.R.L. (Luxembourg), Comstock Gmbh (Germany) and Comstock Photofile Limited (UK). Since 2001, Comstock Photofile Limited (UK) and Comstock Gmbh (Germany) became inactive subsidiaries when operations were combined into Comstock S.A.R.L. (Luxembourg).

Operations located in foreign countries account for $1.4 million and 1.6 million of revenues and for $1.5 million and $0.5 million of assets as of and for the years ended December 31, 2002 and 2003, respectively.

2.    SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation

The consolidated financial statements include the accounts of Comstock, Inc. and all wholly-owned subsidiaries. All material intercompany balances and transactions have been eliminated in consolidation.

Reclassifications

Certain reclassifications have been made to the prior year financial statements to conform to the current year presentation.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

The Company considers all highly liquid financial instruments purchased with a maturity of three months or less to be cash and cash equivalents.

Foreign Operations and Currency

Assets and liabilities of the foreign subsidiaries, whose functional currency is the local currency, are translated at exchange rates in effect as of the balance sheet date. Revenue and expense accounts are translated at the monthly average rate of exchange rates prevailing during the year. The adjustment resulting from translating the financial statements of such foreign subsidiaries has been included in accumulated other comprehensive income (loss), which is reflected as a separate component of stockholders’ equity.

Transaction gains and losses that arise from exchange rate fluctuations on transactions denominated in a currency other than the functional currency are expensed as incurred.

Comstock, Inc. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

For the Years Ended December 31, 2002 and 2003

Revenue Recognition

The Company derives revenue principally from granting rights to use images that are delivered digitally, in traditional analog form or on CD-ROMs. Revenue is recognized when persuasive evidence of an arrangement exists, delivery has occurred or services have been rendered, the price is fixed or determinable, and collectibility is reasonably assured. Delivery occurs upon shipment (CD-ROMs and transparencies) or the availability of the image for downloading by the customer.

Comprehensive income

Accumulated other comprehensive income (loss) is comprised of cumulative foreign currency translation adjustments.

Shipping and Handling Costs

The Company expenses shipping and handling costs as incurred. These costs are included in cost of revenues.

Photographic and Imagery Costs

The costs of producing photographs and imagery are capitalized and amortized over their estimated useful lives, generally three to ten years, on the straight-line method. Amortization is charged to costs of revenues. These costs consist primarily of direct materials, direct and indirect labor, and overhead in connection with the production of new imagery.

Accounts Receivable

Accounts receivable consist of trade receivables recorded at original invoice amount, less an estimated allowance for uncollectible accounts. Trade credit is generally extended on a short-term basis; thus trade receivables do not bear interest, although a finance charge may be applied to receivables that are past due. Trade receivables are periodically evaluated for collectibility based on past credit history with customers and their current financial condition. Changes in the estimated collectibility of trade receivables are recorded in the results of operations for the period in which the estimate is revised. Trade receivables that are deemed uncollectible are offset against the allowance for uncollectible accounts. The Company generally does not require collateral for trade receivables.

Financial Instruments

The recorded amounts of financial instruments such as cash equivalents, accounts receivable and accounts payable approximate their fair values due to their short maturities.

Property and Equipment

Fixed assets are recorded at cost and depreciated over their estimated useful lives, generally three to five years, on the straight-line method. Leasehold improvements are amortized on the straight-line method over the lesser of their estimated useful lives or the terms of the related leases.

Advertising

Advertising costs are charged to operations when the advertising first takes place. Advertising costs charged to operations for the years ended December 31, 2002 and 2003 were approximately $777,000 and $727,000 respectively.

Treasury Stock

On December 31, 2002, one of the Company’s shareholders redeemed his entire equity in the ownership of the Company (720,000 shares) for $1,250,000 in cash.

3.    PROPERTY AND EQUIPMENT

Property and equipment consisted of the following at December 31, (in thousands):

	2002	2003
Photo equipment	$279	$297
Web infrastructure and administrative equipment	1,167	1,320
Leasehold improvements	6	13
Furniture and fixtures	380	524

	1,832	2,154
Less accumulated depreciation	(634)	(1,080)

Property and equipment, net	$1,198	$1,075

Depreciation expense was approximately $295,000 and $253,000 for the years ended December 31, 2002 and 2003, respectively.

Comstock, Inc. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

For the Years Ended December 31, 2002 and 2003

4.    PHOTOGRAPHIC AND IMAGERY COSTS

Photographic and imagery costs include the costs of producing photographs and imagery.

The following table sets forth the photographic and imagery costs that are subject to amortization, including the related accumulated amortization at December 31, (in thousands):

	2002	2003
Photographic and imaging costs	$1,752	$1,830
Less accumulated amortization	(1,115)	(1,207)

Intangible assets, net	$637	$623

Amortization expense was approximately $249,000 and $284,000 for the years ended December 31, 2002 and 2003, respectively.

5.    OTHER LIABILITIES

Other liabilities consist of the following at December 31, (in thousands):

	2002	2003
Provision for potential claims	$105	$114
Others	111	91

	$216	$205

6.    ACCRUED EXPENSES

Accrued expenses consist of the following at December 31, (in thousands):

	2002	2003
Profit sharing	$140	$142
Accrued catalog costs	193	243
Accrued commissions	61	49
Computer equipment	96	—
Others	165	144

	$655	$578

7.    INCOME TAXES

Comstock files under Subchapter S of the Internal Revenue Code for Federal income tax and New Jersey tax purposes. Accordingly, no provision or liability for Federal income taxes is reflected in the accompanying financial statements. Instead, Comstock’s stockholders are liable for individual Federal income taxes on their respective share of Comstock’s taxable income. However, Comstock was subject to New Jersey income taxes for the year 2002 as Comstock files such returns as a “C” Corporation. Effective January 1, 2003, Comstock has elected to be treated as an “S” Corporation for New Jersey tax purposes.

The provision for income taxes consists of the following (in thousands):

	2002	2003
Current tax	$41	$33
Foreign tax	79	—

	$120	$33

8.    PROFIT-SHARING PLAN

The Company maintains a profit-sharing plan, the Comstock, Inc. Savings and Retirement Plan (the “Plan”), for the benefit of employees of the Company. The Plan is intended to be a qualified plan under Section 401(a) of the Internal Revenue Code of 1986 (the “Code”). The Company makes a matching contribution equal to 3% of each participant’s annual gross salary. Matching contributions to the Plan were approximately $40,000 and $42,000 for the years ended December 31, 2002 and 2003, respectively. In addition, the Company may make discretionary contributions to the Plan. The Company made discretionary contributions of $100,000 to the Plan for each of the years ended December 31, 2002 and 2003.

9.    LINE OF CREDIT

The line of credit outstanding as of December 31, 2002 was fully repaid during the year.

Comstock, Inc. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

For the Years Ended December 31, 2002 and 2003

10.    CONCENTRATION OF CREDIT RISK

Financial instruments which potentially subject the Company to concentrations of credit risk are primarily cash and accounts receivable. The Company places most of its cash investments in accounts with two financial institutions, which from time to time exceed the Federal Depository Insurance Coverage limit. Cash and cash equivalents exceeding federally insured limits approximated $1.4 million at December 31, 2003. Concentrations of credit risks with respect to accounts receivable are limited due to the large number of customers in the Company’s customer base, and their dispersion across different industries and geographic areas. The Company maintains an allowance for losses based upon the expected collectibility of all accounts receivable.

11.    COMMITMENTS

Comstock has operating leases for office space and equipment, which expire at various dates. The Company recognizes rent expense on the straight-line basis. Minimum rental payments under such operating leases as of December 31, 2003 are approximately as follows (in thousands):

Years Ending December 31,
2004	$289
2005	175
2006	38
2007	10
2008	6

$518

Total rent expense under operating leases amounted to $241,000 and $315,000 for the years ended December 31, 2002 and 2003, respectively. Deferred rent as of December 31, 2002 and 2003 amounts to $33,000 and $28,000 and is included in other liabilities.

12.    SUBSEQUENT EVENTS

Dividend distribution

On March 12, 2004, Comstock paid a $500,000 dividend.

Sales of treasury stock

On March 15, 2004, Comstock sold 430,000 shares of treasury stock to existing stockholders and certain employees for a total amount of $748,200.

Sale of assets of Comstock, Inc. and Subsidiaries

On April 1, 2004, Jupitermedia Corporation acquired the business operations of Comstock Inc. and subsidiaries, except for cash and cash equivalents, for $20.85 million in cash.

UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

The following unaudited Pro Forma Combined Financial Information is based on the historical financial statements of Jupitermedia Corporation and Comstock Inc. and subsidiaries and has been prepared to illustrate the effect of Jupitermedia Corporation’s acquisition of the assets of Comstock, Inc. The unaudited Pro Forma Combined Financial Information has been prepared using the purchase method of accounting.

The unaudited Pro Forma Combined Balance Sheet as of December 31, 2003 gives effect to the acquisition of the assets of Comstock, Inc. as if the acquisition had been consummated on December 31, 2003. The unaudited Pro Forma Combined Statement of Operations for the year ended December 31, 2003 gives effect to the acquisition of the assets of Comstock, Inc. as if the acquisition had been consummated on January 1, 2003.

The unaudited Pro Forma Combined Financial Information is based on certain assumptions and adjustments described in the notes to the unaudited Pro Forma Combined Financial Information included in this report and should be read in conjunction with the historical financial statements and accompanying disclosures contained in Jupitermedia Corporation’s December 31, 2003 consolidated financial statements and notes thereto on Form 10—K and the historical financial statements of Comstock, Inc. and subsidiaries for the years ended December 31, 2002 and 2003 and notes thereto included in this report.

The unaudited Pro Forma Combined Financial Information does not reflect future events that may occur after the acquisition has been completed. As a result of the assumptions, estimates and uncertainties, the accompanying unaudited Pro Forma Combined Financial Information does not purport to describe the actual financial condition or results of operations that would have been achieved had the acquisition in fact occurred on the dates indicated, nor does it purport to predict Jupitermedia Corporation’s future financial condition or results of operations. The acquisition will be accounted for as a purchase. Jupitermedia Corporation has not completed the final allocation of the purchase price to tangible and intangible assets of the Acquisition.

Jupitermedia Corporation

Jupitermedia Corporation

Unaudited Pro Forma Combined Balance Sheet

December 31, 2003

(in thousands)

Unaudited Pro Forma Combined Balance Sheet Data:

ASSETS	Jupitermedia Corporation (historical)	Comstock, Inc. (historical)	Pro Forma Adjustments		Jupitermedia Corporation Pro Forma
Current assets:
Cash and cash equivalents	$9,567	$1,766	$(10,616	)(1)(3)	$717
Accounts receivable	10,281	639	—		10,920
Unbilled accounts receivable	1,012	—	—		1,012
Prepaid expenses and other	2,124	174	—		2,298

Total current assets	22,984	2,579	(10,616)		14,947

Property and equipment, net	1,488	1,075	—		2,563
Goodwill	21,760	—	18,322	(2)	24,222
Other intangible assets, net	8,130	623	—		24,613
Investments and other assets	1,676	27	—		1,703

Total assets	$56,038	$4,304	$7,706		$68,048

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)

Current liabilities:
Line of credit	$—	$—	$12,000	(1)(4)	$12,000
Accounts payable	1,494	102	(102	)(3)	1,494
Accrued payroll and related expenses	2,482	—	—		2,482
Accrued expenses and other	4,151	783	(773	)(2)(3)	4,161
Deferred revenue	9,211	—	—		9,211

Total current liabilities	17,338	885	11,125		29,348
Long-term liabilities	341	—	—		341

Total liabilities	17,679	885	11,125		29,689

Commitment and contingencies	—	—	—		—

Stockholders’ equity (deficit)
Preferred stock	—	—	—		—
Common stock	260	25	(25	)(3)	260
Additional paid-in capital	177,629	3,211	(3,211	)(3)	177,629
(Accumulated deficit) retained earnings	(139,427)	1,549	(1,549	)(3)	(139,427)
Treasury stock, 65,000 shares at cost	(106)	(1,250)	1,250	(3)	(106)
Accumulated other comprehensive income	3	(116)	116	(3)	3

Total stockholders’ equity (deficit)	38,359	3,419	(3,419)		38,359

Total liabilities and stockholders’ equity (deficit)	$56,038	$4,304	$7,706		$68,048

See notes to the unaudited pro forma combined balance sheet.

Jupitermedia Corporation

Notes to Unaudited Pro Forma Combined Balance Sheet

December 31, 2003

The unaudited pro forma combined balance sheet gives effect to the following unaudited pro forma adjustments:

1.    Adjustment reflects the amount of $20,850,000 of cash paid for the assets of Comstock, Inc.

2.    Adjustments reflect management’s preliminary allocation of the purchase price for Comstock, Inc.

3.    Adjustment reflects assets not acquired or liabilities not assumed by Jupitermedia Corporation.

4.    Adjustment reflects the borrowing of $12,000,000 under a line of credit.

Jupitermedia Corporation

Unaudited Pro Forma Combined Statement of Operations

For the Year Ended December 31, 2003

(in thousands, except per share amounts)

	Jupitermedia Corporation (historical)	Comstock, Inc. (historical)	Pro Forma Adjustments		Jupitermedia Corporation Pro Forma
Revenues	$46,991	$10,426	$—		$57,417
Cost of revenues	21,511	853	—		22,364

Gross profit	25,480	9,573	—		35,053

Operating expenses:
Advertising, promotion and selling	14,369	727	—		15,096
General and administrative	7,003	6,929	—		13,932
Depreciation	1,422	537	(284	)(4)	1,675
Amortization	1,371	—	284	(4)	1,655

Total operating expenses	24,165	8,193	—		32,358

Operating income	1,315	1,380	—		2,695

Income on investments and other, net	121	—	—		121
Interest expense	(26)	(5)	(372	)(1)	(403)
Interest income	190	8	(97	)(2)(3)	101
Other income	—	142	—		142

Income (loss) before income taxes, minority interest and equity losses from international and venture fund investments, net	1,600	1,525	(469)		2,656
Provision for income taxes	—	32			32
Minority interest	26	—	—		26
Equity loss from international and venture fund investments, net	(244)	—	—		(244)

Net income (loss)	$1,382	$1,493	$(469)		$2,406

Basic net income per share	$0.05				$0.05

Basic weighted average number of common shares	25,574				25,574

Diluted net income per share	$0.05				$0.05

Diluted weighted average number of common shares	26,917				26,917

See notes to the unaudited pro forma combined statement of operations.

Jupitermedia Corporation

Notes to Unaudited Pro Forma Combined Statement of Operations

For the Year Ended December 31, 2003

(in thousands, except per share amounts)

The unaudited pro forma combined statement of operations give effect to the following unaudited pro forma adjustments:

1.    Adjustment reflects the increase in interest expense related to the borrowings under the line of credit.

2.    Adjustment reflects the reduction in interest income of $89,000 related to the cash expended in the purchase transaction.

3.    Adjustment reflects the reduction in interest income of $8,000 related to the cash not acquired.

4.    Adjustment reflects a reclass relating to the classification of historical amortization expense to conform with Jupitermedia’s        presentation.